                                                             Exhibit 99.23(d)(9)

                           BARR ROSENBERG SERIES TRUST

                               MANAGEMENT CONTRACT

Management Contract executed as of January 30, 2004, between BARR ROSENBERG SERIES TRUST, a Massachusetts business trust (the "Trust"), on behalf of the Laudus Rosenberg European Fund (the "Fund"), and CHARLES SCHWAB INVESTMENT MANAGEMENT, INC., a Delaware corporation (the "Manager").

                                   WITNESSETH:

That in consideration of the mutual covenants herein contained, it is agreed as follows:

1.   SERVICES TO BE RENDERED BY MANAGER TO THE TRUST.

(a) Subject always to the control of the trustees of the Trust (the "Trustees") and to such policies as the Trustees may determine, the Manager will, at its expense, (i) furnish continuously an investment program for the Fund and will make investment decisions on behalf of the Fund and place all orders for the purchase and sale of its portfolio securities, and (ii) furnish all necessary office space and equipment, provide bookkeeping and clerical services required to perform its duties in clause (i) above and pay all salaries, fees and expenses of the Trustees and officers of the Trust who are affiliated persons of the Manager. In the performance of its duties, the Manager will comply with the provisions of the Second Amended and Restated Agreement and Declaration of Trust and By-laws of the Trust, each as amended from time to time, and the Fund's stated investment objectives, policies and restrictions.

(b) In the selection of brokers, dealers or futures commissions merchants (collectively, "brokers") and the placing of orders for the purchase and sale of portfolio investments for the Fund, the Manager shall seek to obtain the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its best efforts to obtain for the Fund the most favorable price and execution available, the Manager, bearing in mind the Fund's best interests at all times, shall consider all factors it deems relevant, including, by way of illustration, the price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker involved and the quality of service rendered by the broker in other transactions. Subject to such policies as the Trustees may determine, the Manager shall not be deemed to have acted unlawfully or to have breached any duty created by this Contract or otherwise solely by reason of its having caused the Trust to pay, on behalf of the Fund, a broker that provides brokerage and research services to the Manager or any affiliated person of the Manager an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker would have charged for effecting that transaction, if the Manager determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker, viewed in terms of either that particular transaction or the Manager's overall responsibilities with respect to the Fund and to other clients of the Manager and any affiliated person of the Manager as to which the Manager or any affiliated person of the Manager exercises investment discretion.

(c) Notwithstanding Section 1(a) above and subject to the provisions of the Second Amended and Restated Agreement and Declaration of Trust of the Trust and the Investment Company Act of 1940, as amended (the "1940 Act"), the Manager, at its expense, may select and contract with an investment sub-adviser (the "Subadviser") for the Fund to perform, subject to the supervision of the Manager, some or all of the services for which it is responsible pursuant to paragraphs (a) and (b) of this Section 1 (including, but not limited to, the selection of brokers). The Manager will compensate the Subadviser for its services to the Fund.

(d) The Manager shall not be obligated to pay any expenses of or for the Trust or of or for the Fund not expressly assumed by the Manager pursuant to this
     Section 1 other than as provided in Section 3.

2.   OTHER AGREEMENTS, ETC.

It is understood that any of the shareholders, Trustees, officers and employees of the Trust may be a shareholder, partner, director, officer or employee of, or be otherwise interested in, the Manager, and in any person controlling, controlled by or under common control with the Manager, and that the Manager and any person controlling, controlled by or under common control with the Manager may have an interest in the Trust. It is also understood that the Manager and persons controlling, controlled by or under common control with the Manager have and may have advisory, management service, distribution or other contracts with other organizations and persons, and may have other interests and businesses.

3.   COMPENSATION TO BE PAID BY THE TRUST TO THE MANAGER.

The Fund will pay to the Manager as compensation for the Manager's services rendered, for the facilities furnished and for the expenses borne by the Manager pursuant to Section 1, a fee, computed and paid monthly at the annual rate (based on the number of days elapsed through the end of the month) of 0.75% of the Fund's net assets up to $500 million; 0.70% of the Fund's net assets over $500 million up to $2 billion; and 0.675% of the Fund's net assets over $2 billion, each as of the last business day of the month. Such fee shall be payable for each month within five (5) business days after the end of such month.

In the event that the expenses of the Fund exceed any expense limitation which the Manager may, by written notice to the Trust, voluntarily declare to be effective with respect to the Fund, subject to such terms and conditions as the Manager may prescribe in such notice, the compensation due the Manager shall be reduced, and, if necessary, the Manager shall bear the Fund's expenses to the extent required by such expense limitation.

If the Manager shall serve for less than the whole of a month, the foregoing compensation shall be prorated.

4.   ASSIGNMENT TERMINATES THIS CONTRACT; AMENDMENTS OF THIS CONTRACT.

This Contract shall automatically terminate, without the payment of any penalty, in the event of its assignment (as defined in the 1940 Act); and this Contract shall not be materially amended unless such amendment is approved by the affirmative vote of a majority of the outstanding shares of the Fund, and by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trustees who are not interested persons of the Trust or of the Manager.

5.   EFFECTIVE PERIOD AND TERMINATION OF THIS CONTRACT.

This Contract shall continue in effect until January 30, 2006 and thereafter for successive annual periods, provided that such continuance is specifically approved at least annually (a) by the affirmative vote of a majority of the outstanding shares of the Fund or by the Trust's Board of Trustees, and (b) by the vote of a majority of the Trust's trustees who are not parties to this agreement or "interested persons" (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval, or (c) as otherwise permitted by the 1940 Act or the rules and regulations thereunder. This Contract may be terminated at any time by a vote of a majority of the Fund's outstanding voting securities or by a vote of a majority of the Trust's entire Board of Trustees on 60 days' written notice to the Manager or by the Manager on 60 days' written notice to the Trust. Unless terminated automatically as set forth in Section 4, this Agreement may only be terminated in accordance with the provisions of this Section 5.

If the continuance of this Contract is submitted to the shareholders of the Fund for their approval and such shareholders fail to approve such continuance of this Contract as provided herein, the Manager may continue to serve hereunder in a manner consistent with the 1940 Act and the rules and regulations thereunder.

6.   CERTAIN DEFINITIONS.

For the purposes of this Contract, the "affirmative vote of a majority of the outstanding shares" of the Fund means the affirmative vote, at a duly called and held meeting of shareholders, (a) of the holders of 67% or more of the shares of the Fund present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting are present in person or by proxy, or (b) of the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting, whichever is less.

For the purposes of this Contract, the terms "affiliated person," "control," "interested person" and "assignment" shall have their respective meanings defined in the 1940 Act and the rules and regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act; the term "specifically approve at least annually" shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder; and the term "brokerage and research services" shall have the meaning given in the 1934 Act and the rules and regulations thereunder.

7.   NONLIABILITY OF MANAGER.

In the absence of willful misfeasance, bad faith or gross negligence on the part of the Manager, or reckless disregard of its obligations and duties hereunder, the Manager shall not be subject to any liability to the Trust, to the Fund or to any shareholder, officer, director or Trustee thereof, for any act or omission in the course of, or connected with, rendering services hereunder.

8.   LIMITATION OF LIABILITY OF THE TRUSTEES AND SHAREHOLDERS.

A copy of the Second Amended and Restated Agreement and Declaration of Trust of the Trust is on file with the Secretary of State of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Fund.

IN WITNESS WHEREOF, BARR ROSENBERG SERIES TRUST and CHARLES SCHWAB INVESTMENT MANAGEMENT, INC. have each caused this instrument to be signed in duplicate on its behalf by its duly authorized representative, all as of the day and year first above written.


                                      BARR ROSENBERG SERIES TRUST

                                 By:  /s/ Jana D. Thompson
                                     -----------------------------------------

                               Name:  Jana D. Thompson
                                     -----------------------------------------

                              Title:  President
                                     -----------------------------------------


                                      CHARLES SCHWAB INVESTMENT
                                      MANAGEMENT, INC.

                                 By:  /s/ Randall W. Merk
                                     -----------------------------------------

                               Name:  Randall W. Merk
                                     -----------------------------------------

                              Title:  President and Chief Executive Officer
                                     -----------------------------------------